Exhibit 99.1

Galaxy Gaming Receives Licensing Approval from California Gambling Control Commission

LAS VEGAS, January 23, 2020 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ) a developer and distributor of casino table games and enhanced systems, announced today that it has received licensing approval from the California Gambling Control Commission as a Gaming Resource Supplier. California is the largest table games market in North America.

“We couldn’t be more pleased with the State of California’s recognition of our efforts to re- build our company. We are excited to return to California after a 6-year absence. We have been working toward this for many years and are pleased to meet the demand for our products in California. This is an important market for Galaxy, and we look forward to providing our games and proprietary Progressive Systems to casino operators throughout the state,” stated Todd Cravens, Galaxy’s President and CEO.

This approval marks the thirteenth license approval for Galaxy Gaming since its May 6th, 2019 redemption of shares of its former majority stockholder, Robert Saucier. Cravens further stated: “Since the redemption, among others, we have received licenses from the province of Ontario, the states of Maryland, Wisconsin, Arkansas and now California. We will continue to expand our jurisdictional footprint in 2020 and beyond. Today is a great day in the Galaxy!”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide. Galaxy’s games can be played online at FeelTheRush.com. Connect with Galaxy on Facebook, YouTube and Twitter.

Contact:

Media:	John Strickland (702) 938-1753
Investors:	Harry Hagerty (702) 938-1740